Exhibit 99.1

Sent via electronic delivery

October 30, 2024

Brian Ross

Partner/Graubard Miller

405 Lexington Avenue, 44th Floor

New York, NY 10174

RE:	LuxUrban Hotels Inc. (Symbol: LUXH)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 6975C-24

Dear Mr. Ross:

The Nasdaq Hearings Panel (“Panel”) has determined to grant the request of LuxUrban Hotels Inc. (the “Company”) to continue its listing on The Nasdaq Stock Market (“Nasdaq” or the “Exchange”) subject to the conditions described below.

In making its decision, the Panel considered the entire record, which is incorporated by reference into this decision. Background information about the Company, including its business description, financial information, market data and compliance history, is set forth in the Listing Qualifications’ Staff’s September 26, 2024 and October 2, 2024 memo to the Panel. The Company had the opportunity to correct anything it believed to be inaccurate in that memo. A hearing on this matter was held on October 15, 2024.

Listing Standards at Issue. The Company is in violation of the bid price requirement in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).

Panel Hearing. At the hearing, the Company’s senior management and outside counsel outlined its compliance plan for the Panel. The Company began the hearing by advising the Panel that it has already cured the periodic filing deficiency and is no longer subject to delisting for that issue. The Company then provided a brief outline of its business model. The Company operates a chain of what it describes as high-end luxury hotels around the United States. The Company then outlined its plan to regain compliance with the Bid Price Rule. The Company has already filed a preliminary proxy statement with the SEC and plans to hold a shareholder meeting on November 4th. The Company plans on completing a reverse split the day after the shareholder vote and conducting the split at a ratio of one share for seventy. The Company advised that they have also made significant changes in corporate governance in order to put the Company on a path to profitability in the coming 18 months.

Panel Analysis and Conclusions. Based on the information presented, the Panel has determined to grant the Company an exception until November 19, 2024, to demonstrate compliance with the Bid Price Rule. The Company arrived at the hearing having cured its periodic filing delinquency. The Company has already begun the process of curing the Bid Price deficiency and plans to regain compliance by November 19, 2024. In light of the Company’s efforts this far, the Panel believes an exception is appropriate. The Panel will ascent to the Staff’s recommendation and place the Company under a Panel Monitor for a one-year period in the event it regains compliance.

Accordingly, the Panel grants the Company’s request for continued listing on the Exchange, subject to the following:

1.	On or before November 4, 2024, the Company shall obtain shareholder approval for a reverse split at a ration that will allow the Company to maintain long-term compliance with the Bid Price Rule;

2.	On or before November 19, 2024, the Company shall demonstrate compliance with Listing Rule 5550(a)(2).

It is a requirement during the exception period that the Company provide prompt notification of any significant events that occur during this time that may affect the Company’s compliance with Nasdaq requirements. This includes, but is not limited to, any event that may call into question the Company’s ability to meet the terms of the exception granted. The Panel reserves the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on the Exchange inadvisable or unwarranted.

In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception. The Company should assess its disclosure obligations with respect to the materiality of the Panel’s decision and determine what public disclosures of the decision and its terms are appropriate.

The Company may request that the Nasdaq Listing and Hearing Review Council review this Decision. A written request for review must be received within 15 days from the date of this Decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to The Nasdaq Stock Market LLC to cover the cost of the review. Instructions for submitting the fee are available here. Please include evidence of this payment with the e-mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this Decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (202) 590-0711.

Sincerely,

Aravind Menon

Hearings Advisor

The Nasdaq Stock Market LLC

Office of the General Counsel